As filed with the Securities and Exchange Commission on October 28, 2011.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Xylem Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	45-2080495 (I.R.S. Employer Identification Number)

1133 Westchester Avenue, Suite N200
White Plains, NY 10604
Telephone: (914) 304-1700
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Xylem 2011 Omnibus Incentive Plan
Xylem Retirement Savings Plan for Salaried Employees
Xylem Deferred Compensation Plan
(Full Titles of the Plans)

Frank R. Jimenez
Vice President and General Counsel
Xylem Inc.
1133 Westchester Avenue, Suite N200
White Plains, NY 10604
Telephone: (914) 304-1700
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Gary L. Sellers
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered	share	price	registration fee
Common stock, par value $0.01 per share (1) (2)	21,500,000	$25.35(3)	$545,025,000(3)	$62,460(3)
Deferred Compensation Obligations (4)	$30,000,000	N/A	$30,000,000(5)	$3,438(5)

(1)	Covers 18,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Xylem issuable under the Xylem 2011 Omnibus Incentive Plan and 3,500,000 shares of Common Stock issuable under the Xylem Retirement Savings Plan for Salaried Employees, and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of plan interests to be offered or sold pursuant to the Xylem Retirement Savings Plan for Salaried Employees.

(3)	Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of common stock of the registrant in the “when issued” trading market as reported on the New York Stock Exchange on October 21, 2011. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.

(4)	The deferred compensation obligations are unsecured obligations of Xylem Inc. to pay deferred compensation in the future in accordance with the terms of the Xylem Deferred Compensation Plan.

(5)	The proposed maximum aggregate offering price for the deferred compensation obligations was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EX-4.3
EX-4.4
EX-4.5
EX-5.1
EX-5.2
EX-5.3
EX-23.1
EX-23.2

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Xylem 2011 Omnibus Incentive Plan, the Xylem Retirement Savings Plan for Salaried Employees and the Xylem Deferred Compensation Plan as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Xylem Inc. (the “Company”), are hereby incorporated by reference in this Registration Statement:
(a)	the Company’s effective Registration Statement on Form 10 (File No. 001-35229) filed by the Company on July 11, 2011, as amended, including the description of the Company’s common stock contained therein, and any amendment or report filed for the purpose of updating such description; and

(b)	the Company’s Current Reports on Form 8-K as filed with the Commission on October 13, 2011 and October 20, 2011.
     All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
     This Registration Statement covers deferred compensation obligations (“Obligations”) that may be offered under the Xylem Deferred Compensation Plan (the “Deferred Compensation Plan”), which is filed as Exhibit 4.5 hereto. The following summary is qualified in its entirety by reference to the Deferred Compensation Plan.
     The Obligations offered under the Deferred Compensation Plan represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer, as adjusted for hypothetical gains or losses attributable to the deemed investment of such deferrals in hypothetical investment alternatives, all of which is reflected in bookkeeping accounts maintained by the Company for each of the participants. These Obligations will at all times be unsecured obligations of the Company. Benefits are payable solely from the Company’s general assets and are subject to the risk of corporate insolvency. In the event of a change of control, the Company shall pay the entire balance on each participant’s account in a single lump-sum payment.
     The Deferred Compensation Plan is intended to allow certain highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. The Plan is expected to become effective on October 31, 2011. The Deferred Compensation Plan is nonqualified and is intended to be considered unfunded for tax purposes.

     Subject to the terms and conditions set forth in the Deferred Compensation Plan, every year each participating employee may elect to defer all or a portion of his or her bonus to be earned in the next year, and such deferred amounts, if any, will be credited to such participant’s account. Amounts in a participant’s account will be indexed to one or more deemed investment funds chosen by each participant from a range of such alternatives available under the Deferred Compensation Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation.
     The Obligations are generally payable upon a date or dates selected by a participant under the Deferred Compensation Plan or following the participant’s termination of employment, subject to an exception for an unforeseeable emergency. The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of participants.
     A participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries generally may not alienate, sell, transfer, assign or otherwise dispose of any right or interest in the Deferred Compensation Plan. The Company reserves the right to amend or terminate the Deferred Compensation Plan at any time.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     The Indiana Business Corporation Law (“IBCL”), the provisions of which we are governed by, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.
     The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation provide otherwise, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.
     Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the

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foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.
     In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of a corporation’s articles of incorporation or by-laws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.
     Our amended and restated articles of incorporation provide that no director or officer shall be personally liable to the Company or any of our shareholders for damages for breach of fiduciary duty as a director or officer, except for liability for breach of duty if such breach constitutes willful misconduct or recklessness.
     Our amended and restated by-laws provide for mandatory indemnification, to the fullest extent permitted by law, of our directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Company, in which such person is or was involved in any manner (including as a party or witness) by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). The right to indemnification is a contract right and includes the right to advancement of expenses in accordance with specified procedures.
     The rights to indemnification provided by our restated articles of incorporation and amended and restated by-laws are not exclusive of any other rights to which any indemnified person may otherwise be entitled.
     We have entered into indemnification agreements with certain of our directors, pursuant to which we have agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law and our amended by-laws, each such director against any and all expenses (including attorney’s fees and related disbursements, appeal bonds and other out-of-pocket costs), judgments, amounts paid on settlement, liabilities or actually and reasonably incurred by such director by reason of the fact that such person is or was a director (or, at the request of the Company, as a director, officer, employee, fiduciary or other agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise), or by reason of any actual or alleged action or omission to act taken or omitted in any such capacity. The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the agreements provide for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any action, suit or proceeding covered by the agreement.
     We have purchased directors’ and officers’ liability insurance, the effect of which is to indemnify our directors and officers and the directors and officers of our subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, neglect or breach of duty by them or similar matters claimed against them in their capacities as directors or officers. This insurance is subject to various deductibles and exclusions from coverage.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.
     The following exhibits are filed as part of this Registration Statement:

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Exhibit
Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated October 13, 2011)

4.2	By-laws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K dated October 13, 2011)

4.3	Xylem 2011 Omnibus Incentive Plan*

4.4	Xylem Retirement Savings Plan for Salaried Employees*

4.5	Xylem Deferred Compensation Plan*

5.1	Opinion of Barnes & Thornburg LLP*

5.2	Opinion of Conner & Winters, LLP *

5.3	Opinion of Frank R. Jimenez, Esq.*

5.4	The shares of Common Stock offered and sold pursuant to the Xylem Retirement Savings Plan for Salaried Employees (“Savings Plan”) are purchased by the administrator of the Savings Plan in open market transactions. Because no original issuance securities will be offered or sold pursuant to the Savings Plan, no opinion of counsel regarding the legality of the securities being registered hereunder is required.

Pursuant to Item 8(b) of Form S-8, the Company will submit the Savings Plan to the Internal Revenue Service (“IRS”) in a timely manner for a determination letter that the Savings Plan is qualified under Section 401 of the Internal Revenue Code of 1986 (the “Code”) and will make all changes required by the IRS in order to so qualify the Savings Plan.

23.1	Consent of Deloitte & Touche LLP (with respect to the Water Equipment and Services Businesses of ITT Corporation)*

23.2	Consent of Deloitte & Touche LLP (with respect to Godwin Pumps of America, Inc. and Godwin Holdings, Ltd. and subsidiary)*

23.3	Consent of Barnes & Thornburg LLP (included as part of Exhibit 5.1) *

23.4	Consent of Conner & Winters, LLP (included as part of Exhibit 5.2) *

23.5	Consent of Frank R. Jimenez, Esq. (included as part of Exhibit 5.3)*

*	Filed herewith

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on the 28th day of October, 2011.

Xylem Inc.
By:	/s/ Frank R. Jimenez
	Name:	Frank R. Jimenez
	Title:	Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of October, 2011.

Signature	Title

/s/ Gretchen W. McClain Gretchen W. McClain	Director, President and Chief Executive Officer (principal executive officer)

/s/ Frank R. Jimenez	Director, Vice President and General Counsel
Frank R. Jimenez

/s/ Michael T. Speetzen Michael T. Speetzen	Chief Financial Officer (principal financial and accounting officer)

/s/ Curtis J. Crawford	Director
Curtis J. Crawford

/s/ Aris C. Chicles	Director
Aris C. Chicles

XYLEM RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES
     Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 26th day of October, 2011.

Xylem Retirement Savings Plan for Salaried Employees
By:	JPMorgan Chase Bank, N.A. as Directed Trustee for the Xylem Retirement Savings Plan for Salaried Employees

By:	/s/ Kristin Brown
	Name:	Kristin Brown
	Title:	Vice President, Relationship Management

JPMorgan Chase Bank, N.A. acting solely in its
representative capacity as directed trustee for and
not in its individual capacity. JPMorgan Chase Bank,
N.A. shall not have individual liability with respect
to the foregoing.